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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-45825



PROSPECTUS SUPPLEMENT NO. 16
(To Prospectus dated February 13, 1998,
as Supplemented)


                                 OMNICARE, INC.
                 $345,000,000 PRINCIPAL AMOUNT OF 5% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2007
                    (Interest payable June 1 and December 1)
                         ------------------------------

                        8,976,222 SHARES OF COMMON STOCK
                         ------------------------------

       This Prospectus Supplement supplements the Prospectus dated February 13, 1998 and the Prospectus Supplements Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12,
13, 14 and 15, dated February 26, 1998, March 6, 1998, April 1, 1998, April 17,
1998, April 27, 1998, May 5, 1998, May 15, 1998, May 27, 1998, June 12, 1998,
June 29, 1998, July 13, 1998, July 16, 1998, August 6, 1998, August 18, 1998,
and August 27, 1998, respectively (together, the "Prospectus"), relating to (i) $345,000,000 aggregate principal amount of 5% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicare, Inc., a Delaware corporation (the "Company"), (ii) 8,712,121 shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Conversion Shares") and
(iii) 264,101 additional shares of Common Stock. The Debentures and the Conversion Shares are being offered for the account of the holders thereof or by their transferees, pledgees, donees or successors. The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities, Inc., Smith Barney Inc. and William Blair & Company, L.L.C. in December 1997 in connection with a private offering. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined shall have the meaning assigned to such terms in the Prospectus.

       The Common Stock is traded on the NYSE under the symbol "OCR." On September 4, 1998 the closing price of the Common Stock on the NYSE Composite Tape was $29.625.

       The following table sets forth certain information concerning American Investors Life Insurance Company, Inc., Employers Reinsurance Corp., General Motors Investment Management Corp., Motors Insurance Corp., Regence Idaho, Regence Oregon, Regence Utah, Regence Washington and South Dakota Retirement System (the "Selling Securityholders") who have provided the Company with notice as of the date of this Prospectus Supplement pursuant to the Registration Rights Agreement of such Selling Securityholders' intent to sell or otherwise dispose of Debentures and/or Conversion Shares pursuant to the Registration Statement. This information supplements the information contained in the Prospectus under the caption


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"Selling Securityholder." Neither the Selling Securityholders nor any of their affiliates have held any position or office with, been employed by or otherwise have had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus Supplement. Because the Selling Securityholders may offer all or some portion of the Debentures and Conversion Shares, no estimate can be given as to the percentage of Debentures or Common Stock that will be held by the Selling Securityholders upon termination of sales pursuant to this Prospectus Supplement.


                             Principal Amount  Percentage of Debentures                        Percentage of Common
                               of Debentures   Outstanding Beneficially   Conversion Shares     Stock Beneficially
         Name                that May be Sold   Owned Before Offering    That May Be Sold**    Owned Before Offering
         ----                ----------------   ---------------------    ------------------    ---------------------
American Investors Life          $ 500,000                *                    12,626                    *
Insurance Company, Inc.

Employers Reinsurance
Corp.                              500,000                *                    12,626                    *

General Motors Investment
Management Corp.                 2,000,000                *                    50,505                    *

Motors Insurance Corp.             250,000                *                     6,313                    *

Regence Idaho                       83,000                *                     2,095                    *

Regence Oregon                     140,000                *                     3,535                    *

Regence Utah                        45,000                *                     1,136                    *

Regence Washington                 232,000                *                     5,858                    *

South Dakota Retirement
System                           1,000,000                *                    25,252                    *

----------------

*       Less than 1%.
** Assumes conversion of full amount of Debentures held by such holder at the initial rate of $39.60 in principal amount of Debentures per share of Common Stock.


          The date of this Prospectus Supplement is September 8, 1998.





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